Exhibit 99.1

NEWS RELEASE

BIOFUEL FINALIZES

PARENT COMPANY DEBT AGREEMENTS

DENVER, COLORADO – January 16, 2009 - BIOFUEL ENERGY CORP. (NASDAQ:BIOF) announced today that it had finalized agreements with each of its parent company creditors’.  The issues arose as a result of hedging losses announced last summer.  All outstanding issues with Cargill and the Company’s subordinated debt holders have now been resolved.  Future payments to Cargill and the subordinated debt holders are contingent on available cash flow, as defined.  Following a $3.0 million payment in early December, the remaining balance due Cargill totaled $11.4 million and interest began accruing at a 5% annual rate.  As part of the agreements, the subordinated debt holders received a $2.0 million payment in January.  The payment retired all unpaid interest and brought the balance to approximately $19.4 million.  Effective December 1, 2008, interest on the subordinated debt began to accrue at a 5% annual rate, a rate that will apply until Cargill has been paid in full.  The subordinated debt previously carried a 15% interest rate.

Simultaneously, the Company announced that it believed its Wood River, Nebraska and Fairmont, Minnesota plants had both achieved project completion by year-end.  Completion is the final step under the Company’s construction contracts and bank financing arrangements.  The facilities ran at 100% of their combined 230 million gallon annual nameplate capacity in December.  The process by which formal approval of Completion by the Company’s bank group has been initiated and approval is expected shortly.  While certain repairs and improvements remain to be completed, the Company’s focus will now turn to reducing costs and enhancing plant efficiency.  Unfortunately, operating margins in the ethanol industry remain weak.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy currently has two 115 million gallons per year ethanol plants in the Midwestern corn belt. The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance and	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
kmaguire@bfenergy.com

1801 Broadway, Suite 1060• Denver, CO • 303.592.8110 • www.bfenergy.com